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                                             USAir, Inc.
                                             EXHIBIT 99
                                    AIRLINE OPERATING STATISTICS






                                           Three Months Ended              Six Months Ended
                                                June 30,                        June 30,
                                       --------------------------      --------------------------
                                                           Better                          Better
                                       1994      1993     (Worse)      1994      1993     (Worse)
                                       ----      ----     -------      ----      ----     -------

Revenue passengers (thousands) *      15,993    13,679     16.9 %     29,021    25,504     13.8 %

Revenue passenger miles ("RPMs")
 (millions) *                         10,036     8,976     11.8 %     18,426    16,903      9.0 %

Available seat miles ("ASMs")
 (millions) *                         15,355    14,857      3.4 %     29,569    29,106      1.6 %


Passenger load factor  1) *             65.4 %    60.4 %    5.0 pts.    62.3 %    58.1 %    4.2 pts.


Breakeven load factor  2)               65.7 %    61.4 %   (4.3)pts.    66.4 %    59.8 %   (6.6)pts.


Passenger revenue per ASM *            10.40 c   10.53 c   (1.2)%      10.23 c   10.48 c   (2.4)%


Total revenue per ASM                  11.28 c   11.31 c   (0.3)%      11.14 c   11.26 c   (1.1)%


Cost per ASM                           10.87 c   11.12 c    2.2 %      11.36 c   11.20 c   (1.4)%


Yield (revenue per RPM) *              15.91 c   17.43 c   (8.7)%      16.41 c   18.05 c   (9.1)%


Cost of fuel per gallon                51.11 c   59.52 c   14.1 %      52.76 c   59.66 c   11.6 %


Gallons of fuel consumed (millions)      303       289     (4.8)%        588       569     (3.3)%


 *  Scheduled service only.

 c  cents.


1) Passenger load factor is the percentage of aircraft seating capacity that is actually utilized (RPMs/ASMs).

2) Breakeven load factor represents the percentage of aircraft seating capacity that must be utilized, based on fares in effect during the period, for USAir to break even at the pretax income level.
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